As adopted April 26, 2004

S3I HOLDINGS, INC.

AUDIT COMMITTEE CHARTER

The Board of Directors (the "Board") of S3I Holdings, Inc. a California corporation (the "Company"), approves and adopts the following Audit Committee Charter to specify the composition, roles and responsibilities of the Audit Committee.

Organization

This Charter governs the operations of the Audit Committee of the Board of Directors of S3I Holdings, Inc.  The Committee share review and reassesses the charter at least annually and recommends any appropriate changes to the Board of Directors.  The Committee shall be appointed by the Board of Directors and shall be comprised as follows:

a)

If the total board consists of fewer than three independent members, then all independent board members shall sit on the Audit Committee.

b)

If the total board consists of three or more independent members, then the Audit Committee shall consists of at least three members, the majority of whom shall be independent according to NASD requirements.

c)

All Audit Committee members shall meet the NASD requirements with respect to financial literacy, and at least one committee member who is also independent shall be a “financial expert.”

The Audit Committee shall meet as often as may be deemed necessary or appropriate in its judgment, but at least four times each year coinciding with the release of the Company’s financial statements.  Meetings of the committee may be held either in person or telephonically.

Statement of Policy

The Audit Committee shall provide assistance to the Board of Directors in fulfilling their oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to the Company’s financial statements and financial reporting process, the system of internal accounting and financial controls, the annual independent audit of the Company’s financial statements, and the legal compliance and ethics programs as established by management and the board.  In so doing, the Committee shall remain free and open communications between the Committee, the independent auditors and management of the Company.  In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the power to retain outside counsel, or other experts for this purpose.

Responsibilities and Processes

The primary responsibility of the Audit Committee is to oversee the Company’s financial reporting process on behalf of the Board and report the results of their activities to the Board.  Management is responsible for preparing the Company’s financial statements, and the independent auditors are responsible for auditing those financial statements.  The Committee in carrying out its responsibilities believes its policies and procedures should remain flexible in order to best react to changing conditions and circumstances.

The following shall be the principal recurring processes of the Audit Committee in carrying out its oversight responsibilities.  The processes are set forth as a guide with the understanding that the Committee may supplement them as appropriate.

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The Committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the board and the Audit Committee, as representatives of the Company’s shareholders.  The Committee shall have the ultimate authority for and responsibility to evaluate and annually recommend the selection, retention, and, where appropriate, the replacement of the independent auditors.  The Committee shall review and approve the performance by the independent auditors of any non-audit-related service if the fees for such service are projected to exceed 15% of the most recently completed fiscal year’s combined audit fees and audit-related service fees.  The Committee shall review and discuss with the auditors their independence from management and the Company and the matters included in the written disclosures required by professional independence standards applicable to the independent auditors.  Annually, the Committee shall review and assess whether the independent auditor’s performance of non-audit services is compatible with the auditor’s independence.  In addition, the Audit Committee shall review any candidate for the senior accounting and/or financial executive position prior to his or her appointment by the Company.

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The Committee shall review and discuss with the independent auditors and with the head of the Company’s finance or internal audit department the overall scope and plans for the audits.  Also, the Committee shall discuss with management and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company’s system to monitor and manage business risk, and legal and ethical compliance programs.  Further, the Committee shall meet separately with the independent auditors, without management present, to discuss the results of their respective audit procedures.

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The Committee shall review and discuss the results of the quarterly review and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards. The chair of the Committee may represent the entire Committee for the purpose of this review.

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The Committee shall review and discuss with management and the independent auditors the financial statements to be included in the Company’s annual report on Form 10-K, including their judgment about the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments, the basis and appropriateness of any change in significant accounting policies and the clarity of the disclosures in the financial statements.  Also, the Committee shall review and discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards.

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The Committee shall review and discuss with management and the independent auditors any material financial or non-financial arrangements of the Company which do not appear on the financial statements of the Company and any transactions or courses of dealing with parties related to the Company which transactions are significant in size or involve terms or other aspects that differ from those that would likely be negotiated with independent parties, in each case where such arrangements or transactions are relevant to an understanding of the Company’s financial statements.